                                                                    EXHIBIT 4.12

                        [Unofficial English Translation]

(LOGO) B A N K  H A P O A L I M
THE BUSINESS DIVISION
THE MAIN MANAGEMENT
THE BUSINESS BRANCH
23 MENACHEM BEGIN STREET, TEL AVIV, 66183
DATE: JULY 11, 2010

For the attention of:
TEFRON LTD. (hereinafter: "the Company")

Dear Sir/ Madam,

              RE: YOUR COVENANT DOCUMENT TO US, DATED MARCH 2, 2010

Whereas In the framework of the Covenant document which you signed in our favor on March 2, 2010 (hereinafter: "THE COVENANT DOCUMENT"), you committed to us, INTER ALIA, that your EBITDA, based on your consolidated financial statements as of December 31, 2010 (hereinafter: "THE SAID STATEMENTS")
        will be positive (hereinafter: "THE SAID COVENANT"); and

Whereas You have informed us that you will not meet the Said Covenant in reports pursuant to your consolidated financial statements as of December 31, 2010, and you have asked us, notwithstanding the foregoing, not to exercise our rights pursuant to the said Covenant Document;

                      Therefore we wish to inform you that:

1.   We consent, on a one-time basis, not to take any measures against you following the breach of the Said Covenant, subject to the following: that your EBITDA, according to your consolidated financial statements as of
     December 31, 2010 shall not be less than U.S.$ - 2.1 million (negative two million and one hundred thousand U.S. dollars), and that no other cause shall be established for us to declare your debts to us to be immediately due and payable;

2.   Except as aforesaid, there shall be no change in the Covenant Document and in the Said Covenant.

3.   Our consent, as set forth above, is subject to your obtaining an identical consent from any entity to which non-compliance with any financial covenants based on the Said Statements confers a right to the immediate payment of your debts and obligations thereto, including from Israel
     Discount Bank Ltd. and from Bank Leumi LeIsrael Ltd.

Sincerely yours,
      /s/
-----------------
Bank Hapoalim Ltd.                              /s/ Amit Meridor, Eran Rotem
                                                ----------------------------
                                                Tefron Ltd.